Exhibit 99.1

For further information contact:
Michael R. Garone, Interim CEO and CFO
973-532-8005 or mgarone@emisphere.com
EMISPHERE TECHNOLOGIES ANNOUNCES AGREEMENTS TO RAISE $7.5 MILLION
IN PRIVATE PLACEMENT TRANSACTIONS
CEDAR KNOLLS, NJ, June 30, 2011 — Emisphere Technologies, Inc. (the “Company”)(OTCQB: EMIS) today announced that it has entered into a securities purchase agreement with certain institutional investors pursuant to which the Company has agreed to sell an aggregate of approximately 4.3 million shares of its common stock and warrants to purchase a total of approximately 3.0 million shares of its common stock for total gross proceeds of approximately $3.75 million. Each unit, consisting of one share of common stock and a warrant to purchase 0.7 shares of common stock, will be sold at a purchase price of $0.872.
The warrants to purchase additional shares will be exercisable at an exercise price of $1.09 per share beginning immediately after issuance and will expire five (5) years from the date they are first exercisable. The Company has agreed to provide certain registration rights under the Securities Act of 1933, as amended, to the investors identified above in connection with their purchased securities. The Company will be required to file a registration statement within 20 days of the closing date and will use its reasonable best efforts to have such registration statement declared effective as soon as practicable, but in no event later than 60 days of the closing date (90 days in the event the SEC reviews the registration statement).
The Company also announced today that, in connection with the above private placement, it has entered into a separate securities purchase agreement with MHR Fund Management LLC (together with its affiliates, “MHR”) pursuant to which the Company has agreed to sell an aggregate of approximately 4.3 million shares of its common stock and warrants to purchase a total of approximately 3.0 million shares of its common stock for total gross proceeds of approximately $3.75 million. Each unit, consisting of one share of common stock and a warrant to purchase 0.7 shares of common stock, will be sold at a purchase price of $0.872.
The warrants to purchase additional shares will be exercisable at an exercise price of $1.09 per share beginning immediately after issuance and will expire five (5) years from the date they are first exercisable.
The Company expects to receive total net proceeds from both transactions of approximately $7.25 million after deducting fees and expenses and excluding the proceeds, if any, from the exercise of the warrants that will be issued in the transactions. Proceeds from these transactions will be used to fund the Company’s operations, (including investments in new product development and commercialization) and to meet the Company’s obligations as they may arise.
In connection with the transactions described above, the Company entered into a Waiver Agreement with MHR, pursuant to which MHR waived certain anti-dilution adjustment rights under its 11% senior secured notes and certain warrants issued by the Company to MHR that would otherwise have been triggered by the private placement described above. As consideration for such waiver, the Company will issue to MHR a warrant to purchase 795,000 shares of common stock and agreed to reimburse MHR for its legal fees up to a maximum reimbursement of $25,000. The terms of such warrant are identical to the warrants issued to MHR in the transaction described above.
The Company was advised and represented in these transactions by an independent committee of the Board of Directors. Roth Capital Partners served as the exclusive placement agent for the offering.

About Emisphere Technologies, Inc.
Emisphere is a biopharmaceutical company that focuses on a unique and improved delivery of therapeutic molecules or nutritional supplements using its Eligen® Technology. These molecules and compounds could be currently available or in development. Such molecules are usually delivered by injection; in many cases, their benefits are limited due to poor bioavailability, slow on-set of action or variable absorption. The Eligen® Technology can be applied to the oral route of administration as well other delivery pathways, such as buccal, rectal, inhalation, intra-vaginal or transdermal. The company’s website is: www.emisphere.com.
Safe Harbor Statement Regarding Forward-looking Statements
The statements in this release and oral statements made by representatives of Emisphere relating to matters that are not historical facts (including without limitation those regarding the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere’s product candidates, the sufficiency of Emisphere’s cash and other capital resources and its ability to obtain additional financing to meet its capital needs) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, Emisphere’s ability to fund such efforts with or without partners, and other risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in Emisphere’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (file no. 000-17758) filed on March 31, 2011 and Emisphere’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed on May 10, 2011.
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